Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-64047, 333-157017, 333-143369, 333-118584, 333-104386 and 333-89867 pertaining to the Supreme Industries, Inc. Form S-3 Registration, Amended and Restated 2004 Stock Option Plan, 2001 Stock Option Plan and 1998 Stock Option Plan of our report dated March 24, 2010, on the consolidated financial statements and financial statement schedule of Supreme Industries, Inc. and its subsidiaries, which report is included in Form 10-K for Supreme Industries, Inc. for the year ended December 26, 2009.

/s/ Crowe Horwath LLP

South Bend, Indiana
March 24, 2010